Exhibit 3.25

AGREEMENT FOR JMG OIL & GAS, LP

an Oklahoma Limited Partnership

Dated January 28, 2005

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Section 14.7. Tax Matters Partner	30
Section 14.8. Titles and Captions	30
Section 14.9. Pronouns	31

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AGREEMENT FOR JMG OIL & GAS LP

THIS LIMITED PARTNERSHIP AGREEMENT (“Agreement”) is made and entered into on the 28th day of January, 2005, by and between J. M. Graves, L.L.C., an Oklahoma Limited Liability Company, successor to Paul Korte, the original General Partner, (the “General Partner”) and those persons who execute this Agreement as limited partners (hereinafter referred to collectively, whether one or more, as the “Limited Partners”) (the General Partner and the Limited Partners being sometimes hereinafter collectively called the “Partners” and sometimes individually a “Partner”).

PURPOSE OF THE PARTNERSHIP

The purpose of this Partnership is to accomplish the following:

1.	To consolidate in this entity all the Oil and Gas properties held by J. M. Graves for the operation and administration thereof and for the conduct of any other business or businesses that the General Partner deems proper and authorized pursuant to the Act.

2.	To insulate from the liabilities inherent in Oil and Gas operations other assets held by J. M. Graves.

3.	To provide a vehicle to administer the Oil and Gas properties in the event of the incapacity of a Partner.

4.	To provide a vehicle that allows the family and beneficiaries of J. M. Graves to participate in the management of the Oil and Gas properties during his lifetime.

5.	To provide a vehicle for the orderly transfer of the Oil and Gas properties on the death of a Partner.

6.	To provide a vehicle for the management of the Oil and Gas properties by persons of various skills and to diminish administrative costs.

7.	To provide a vehicle to keep the Oil and Gas properties intact for the benefit of J. M. Graves, his family and his beneficiaries.

8.	To provide a vehicle to resolve disputes among the partners.

9.	To provide a method by which the beneficial interest in the Oil and Gas properties may be conveniently transferred to and among the partners and their families.

10.	To protect the value of the Oil and Gas properties held by the Partners from the claims of creditors and other third parties.

11.	To diminish the cost of transferring the Oil and Gas properties on the death of a Partner.

12.	To protect the value of the Oil and Gas properties from the claims of family members who are not beneficiaries of J. M. Graves.

13.	To provide a procedure to restrict the admission of Partners.

In recognition of the foregoing and in consideration of the mutual covenants contained herein, the Partners hereby agree as follows:

ARTICLE I

ORGANIZATION

Section 1.1. Formation. The Partners hereby form a limited partnership (the “Partnership”) under the provisions of Okla. Stat. Ann. tit. 54, §§ 301-365 (the “Act”) on the terms and conditions hereinafter set forth, and agree to conduct such business under the name and style of “JMG Oil & Gas, LP.”

Section 1.2. Certificate of Limited Partnership. The General Partner has executed a Certificate of Limited Partnership and has caused the same to be filed as required in accordance with the laws of the state of Oklahoma.

ARTICLE II

CHARACTER, PLACE OF BUSINESS AND TERM OF PARTNERSHIP

Section 2.1. Character of Business. The Partnership has been organized to carry on any business that a partnership without limited partners may carry on, except to carry on business as a bank or domestic insurer. To consummate the foregoing and to carry out the obligations of the Partnership in connection therewith or incidental thereto and to further the Purpose of the Partnership, the General Partner shall have the authority, in accordance with and subject to the limitations set forth in Article V hereof, to cause the Partnership: to borrow money and to make and issue notes, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, and to secure the same by mortgage, pledge or otherwise; to make, enter into, perform and carry out any arrangements, contracts and/or agreements of every kind for any lawful purpose without limit as to amount or otherwise, with any corporation, association, partnership, firm, trustee, syndicate, individual and/or any political or governmental division or subdivision, domestic or foreign; and generally to make and perform agreements and contracts of every kind and description and to do any and all things necessary or incidental to the foregoing for the protection and enhancement of the assets of the Partnership.

Section 2.2. Place of Business. The principal office of the Partnership shall be located at 2455 East 51st Street, Tulsa, Oklahoma 74105, or such other place as the General Partner may from time to time determine. The Partnership may also maintain such other offices at such other places as the General Partner may from time to time determine.

Section 2.3. Term. The Partnership shall commence on the date that the Certificate of Limited Partnership is duly filed as required by Oklahoma law and shall continue in perpetuity unless it is earlier dissolved or terminated pursuant to law or the provisions of this Agreement.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1. General Partner. The General Partner has contributed or will contribute capital to the Partnership as more fully set forth in Exhibit “A”, valued as set forth therein.

Section 3.2. Limited Partners. The Limited Partners have contributed or will contribute capital to the Partnership as more fully set forth in Exhibit “A,” valued as set forth therein.

Section 3.3. Interest. No interest shall be paid by the Partnership on the capital contributions of any Partner.

Section 3.4. Units. The Partnership shall issue Units representing a Partner’s interest in the Partnership. One Unit shall be issued for each One Dollar ($1.00) of cash, property or note or other obligation to contribute cash or property to the Capital of the Partnership a partner so contributes to the Partnership. Each Unit shall have one vote on each matter brought before the Partnership.

Section 3.5. Scope of Limited Partner Liability. Except as otherwise provided by this Agreement, the Limited Partners shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership. Except as otherwise provided by this Agreement, or applicable state Law, a Limited Partner shall be liable only to make the capital contribution described herein and shall not be required to lend any funds to the Partnership or, after the required capital contribution has been made, to make any additional contributions to the Partnership.

ARTICLE IV

PROFITS, LOSSES AND ACCOUNTING

Section 4.1. Allocation of Profits and Losses.

(a) Except as otherwise provided herein, all items of income, gain, loss, deduction or credit of the Partnership shall be allocated between or borne by the Partners in accordance with their respective Units in the partnership.

(b) Notwithstanding any provision of this Agreement to the contrary, to the extent required by law, income, gain, loss, and deduction attributable to property contributed to the Partnership by a Partner shall be allocated between the Partners so as to take into account any variation between the tax basis of the property and the fair market value thereof at the time of contribution, in accordance with the requirements of Section 704©) of the Internal Revenue Code of 1986 (the “Code”), or its counterpart in any subsequently enacted Internal Revenue Code, and the applicable Treasury Regulations (the “Regulations”) thereunder, as more fully described in Exhibit “B” hereto.

(c) Partnership profits, losses and gains shall be allocated among the Partners in accordance with the portion of the year during which the Partners have held their respective Units. All items of income and loss shall be considered to have been earned ratably over the fiscal year of the Partnership, except that gains and losses arising from the disposition of assets shall be taken into account as of the date thereof.

(d) Notwithstanding any provision of this Agreement to the contrary, in the event the Partnership is entitled to a deduction for imputed interest under any provision of the Code on any loan or advance from a Partner, such deduction shall be allocated solely to such Partner.

(e) Notwithstanding any provision of this Agreement to the contrary, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, Partners who would otherwise have an Adjusted Deficit Capital Account Balance at the end of such year shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Adjusted Deficit Account Balance as quickly as possible. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Regulations. “Partnership Minimum Gain” shall have the same meaning as is ascribed thereto in Section 1.704-2(g) of the Regulations. “Adjusted Deficit Capital Account Balance” shall mean the deficit balance of a Partner’s capital account in excess of the amount of the deficit, if any, the Partner is obligated to contribute to the Partnership under this Agreement or is deemed obligated to restore pursuant to the Regulations under Code Section 704(b).

(f) Notwithstanding any provision of this Agreement to the contrary, to the extent the payment of any expenditure by the Partnership is treated as a distribution to a Partner for federal income tax purposes, there shall be a gross income allocation to such Partner in the amount of such distribution.

(g) Notwithstanding any provision of this Agreement to the contrary, if items of income or gain to be allocated include income or gain treated as ordinary income for federal income tax purposes because it is attributable to the recapture of depreciation under Section 1245 or 1250 of the Code, such income or gain, to the extent treated as ordinary income, shall be allocated to and reported by the Partners in proportion to their then respective cumulative allocations of depreciation.

(h) Notwithstanding any provision of this Agreement to the contrary, except as provided in subsection 4.1(f) hereof, in the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6)

of the Regulations, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate as quickly as possible the Adjusted Deficit Capital Account Balance in the Partner’s capital account created by such adjustments, allocations, or distributions. Any special allocations of items of income or gain pursuant to this subsection 4.1(h) shall be taken into account in computing subsequent allocations of other net profits, net losses and items thereof pursuant to this Section 4.1, so that the net amount of any items so specially allocated pursuant to this subsection 4.1(h) and the other net profits, net losses and all other items allocated to the Partner pursuant to this Section 4.1 shall, to the extent possible, be equal to the net amount that would have been allocated to the Partner pursuant to the provisions of this Section 4.1 had such unexpected adjustments, allocations or distributions not occurred.

(i) Except as provided in subsection 4.1(f) above, in the event any Limited Partner has an Adjusted Deficit Capital Account Balance at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount the Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount the Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Section 1.704-1(b)(4)(iv)(f) of the Regulations, such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible.

Section 4.2. Accounting.

(a) The Partnership books shall be kept on the accrual basis and in accordance with reasonable accounting principles consistently applied.

(b) The fiscal year of the Partnership shall end on December 31.

(c) The terms “net profits” and “net losses,” as used herein, shall mean the net amount of the Partnership’s profits and losses, as determined for federal income tax purposes, and shall also include each Partner’s share of income described in Section 705(a)(1)(B) of the Code, any expenditures described in Section 705(a)(2)(B) of the Code, any expenditures described in Section 709(a) of the Code which are not deducted or amortized in accordance with Section 709(b) of the Code, basis adjustments required pursuant to Section 48(q) of the Code and losses not deductible pursuant to Section 267(a) or 707(b) of the Code.

Section 4.3. Partner’s Capital Accounts.

(a) There shall be maintained a capital account for each Partner in accordance with this Section 4.3 and the principles set forth in Exhibit “C” hereto. The amount of each Partner’s contribution of cash and property to the capital of the Partnership shall be credited to such Partner’s capital account, and from time to time, but not less often than quarterly, the share of each Partner in profits, losses and distributions shall be credited or charged, as the case may be, to such Partner’s capital account. The determination of a Partner’s capital account, and any adjustments thereto, shall be made consistently with tax accounting and other principles set forth in Section 704(b) of the Code and applicable Regulations thereunder.

(b) If, at any time, the Partnership shall suffer a loss as a result of which the capital account of any Partner shall be a negative amount, such loss shall be carried as a charge against that Partner’s capital account, and that Partner’s share of subsequent profits of the Partnership shall be applied to restore such capital account deficit.

(c) Immediately following the transfer of any Unit, the capital account of the transferee Partner shall be equal to the capital account of the transferor Partner attributable to the transferred Unit.

(d) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ capital accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes, taking into account any adjustments required pursuant to Section 704(b) of the Code and the applicable Regulations thereunder, as more fully described in Exhibit “C” hereof.

ARTICLE V

POWERS, DUTIES, LIABILITIES, AND COMPENSATION OF GENERAL PARTNER

Section 5.1. Powers of General Partner. The General Partner shall manage or cause to be managed, and shall have ultimate control of, the business and affairs of the Partnership and shall make all decisions affecting the business and assets of the Partnership and, without limitation, shall have the power to:

(a) authorize or approve all actions with respect to: (i) distributions out of the Partnership; (ii) the acquisition, encumbering or disposition of properties or leases; and (iii) the borrowing of funds and the execution of contracts, bonds, guarantees, notes, mortgages and all other instruments to effect the purposes of this Agreement; provided, however, that: (1) the consent of Limited Partners owning a majority of the Units in the Partnership shall be required before the Partnership may (A) enter into a binding agreement for the sale, exchange, leasing (other than in the ordinary course of the Partnership’s business) or other disposition of substantially all of the assets of the Partnership, (B) bring about the dissolution and winding up of the limited partnership or continuation of the business of the limited partnership upon the occurrence of any event which otherwise requires the winding up and termination of its affairs, (C) bring about the admission or removal of a general partner, or (D) make an amendment to the partnership agreement or certificate of limited partnership; and (2) cash distributions shall be governed by the provisions of Article VII hereof; and

(b) employ such persons, firms or corporations for the conduct of the business of the Partnership to act in such capacities and with such titles as shall be deemed by the General Partner to be necessary or desirable, including, but not limited to, contractors, accountants and attorneys, on such terms and for such reasonable compensation as is paid in the Tulsa, Oklahoma area, notwithstanding the fact that any Partner may have a financial interest in such entities.

The General Partner also shall possess those additional powers specifically designated in this Agreement, under law, and powers delegated to it from time to time by the Limited Partners.

Section 5.2. Duties of General Partner.

(a) The General Partner, subject to the limitations contained in Section 5.1 hereof, shall manage or cause to be managed the affairs of the Partnership in a prudent and businesslike manner and shall devote such part of its time, effort and personnel to the Partnership affairs as is reasonably necessary for the conduct of such affairs.

(b) In carrying out its obligations, the General Partner shall:

(i) render periodic reports to all Partners with respect to the operations of the Partnership on at least an annual basis;

(ii) on or before March 15th of every year, mail to all persons who were Partners at any time during the Partnership’s prior fiscal year an annual certified report of the Partnership, including all necessary tax information, a report of a firm of certified public accountants containing reviewed financial statements, and any other information regarding the Partnership and its operations during the prior fiscal year deemed by the General Partner to be material;

(iii) obtain and maintain such casualty insurance and such public liability and other insurance as may be available and it deems necessary or appropriate;

(iv) deposit all funds of the Partnership in one or more separate bank accounts in the name of the Partnership with such banks or trust companies as it may designate (withdrawals from such bank accounts to be made upon the signature of such persons as shall be designated by the General Partner);

(v) maintain complete and accurate records of all properties owned or leased by the Partnership and complete and accurate books of account (containing such information as shall be necessary to record allocations and distributions), and make such records and books of account available for inspection and audit by any Partner or such Partner’s duly authorized representative (at the expense of such Partner) during regular business hours and at the principal office of the Partnership; and

(vi) cause to be filed such certificates and do such other acts as may be required by law to qualify and maintain the Partnership as a limited partnership formed under the laws of the state of Oklahoma and doing business in the appropriate states, copies of which certificates shall be filed with the records of the Partnership.

Section 5.3. Liabilities of General Partner. In carrying out its duties hereunder, the General Partner shall not be liable to the Partnership or to any other Partner for any actions taken in good faith and reasonably believed to be in the best interests of the Partnership, or for errors of judgment, but the General Partner shall be liable for willful misconduct, breach of the General Partner’s fiduciary duties or breach of this Agreement.

Section 5.4. Compensation of General Partner. The General Partner shall receive reasonable compensation for services rendered to the Partnership and shall be reimbursed for its

expenses incurred on behalf of and for the benefit of the Partnership. Reasonable compensation shall be                                                                          .

Section 5.5. Reliance on Act of General Partner. No financial institution or any other person, firm or corporation dealing with the General Partner or the Partnership shall be required to ascertain whether the General Partner is acting in accordance with this Agreement, but such financial institution or such other person, firm or corporation shall be protected in relying solely upon the deed, transfer, or assurance of and the execution of such instrument or instruments by the General Partner.

ARTICLE VI

RIGHTS, PROHIBITIONS AND LIABILITIES OF LIMITED PARTNER

Section 6.1. Rights of the Limited Partners.

(a) The Limited Partners shall in no way be restricted or prohibited from engaging, or owning an interest, in any other business venture of any nature, including any venture which might be competitive with the business of the Partnership, and the Partnership may engage any of the Limited Partners or persons associated with a Limited Partner for specific purposes and may otherwise deal with any of the Limited Partners on terms and for compensation to be agreed upon by the Limited Partner and the Partnership; provided, however, that none of the Limited Partners shall be entitled to participate in the control of the business of the Partnership except to the extent contemplated by the Act.

(b) The Limited Partners shall be entitled to have the Partnership books, and such certificates as may be required by law to qualify and maintain the Partnership as a limited partnership under the laws of the state of Oklahoma, kept at the principal place of business of the Partnership and at all times, during reasonable business hours and at the Limited Partners’ sole expense, shall be entitled to inspect and copy any of them and have on demand true and full information regarding the state of the business and financial condition of the Partnership. The Limited Partners shall also be entitled to receive a copy of the Partnership’s federal, state and local income tax returns and reports for each year, promptly after such returns and reports become available, true and frill information of all other things affecting the Partnership, and a formal accounting of Partnership affairs whenever circumstances render it just and reasonable.

Section 6.2. Prohibitions with Respect to the Limited Partners. The Limited Partners shall not have the right:

(a) to take part in the control of the Partnership business or to sign for or to bind the Partnership, such power being vested solely in the General Partner;

(b) to have the Limited Partners’ capital contributions repaid except to the extent provided in this Agreement;

(c) to require partition of Partnership property or to compel any sale or appraisement of Partnership assets or sale of a deceased Partner’s interests therein; or

(d) to sell or assign a Limited Partner’s Units or to constitute the vendee or assignee thereunder a Substitute Limited Partner, except as provided in Article VIII hereof

ARTICLE VII

DISTRIBUTIONS AND PAYMENTS TO PARTNERS

Section 7.1. Distributions.

(a) The Cash Flow (as hereinafter defined) of the Partnership shall be distributed from time to time as the General Partner shall determine. Notwithstanding the foregoing, the General Partner shall distribute to the Partners all amounts of cash which the General Partner, in its sole judgment, deems necessary to allow the Partners to pay all federal and state income taxes associated with the income of the Partnership. Such distribution shall be mandatory and shall be made on or before the due date of each quarterly estimate of federal income tax. All distributions shall be made to the Partners pro rata, according to the number of Units held by each Partner, with all outstanding Units being treated alike. The term “Cash Flow” as used herein shall mean the gross cash revenues and funds received by the Partnership (other than funds received as capital contributions of the Partners under the terms of this Agreement), including, without limitation, net proceeds from the sale, exchange or other disposition of Partnership property, less the sum of (1) all cash expenditures made by the Partnership which the Partnership is obligated to make in the operation of or in connection with the business or any part thereof during such period, including, without limitation, payroll expenses, business taxes, real and personal property taxes, severance taxes and assessments, supplies, licenses and permit fees, repair and maintenance expenses, utility charges, insurance premiums, debt service, reasonable reserves as established by the General Partner and/or as required by any lender or any third party; and (2) expenditures by the Partnership for capital improvements, but before any deduction for depreciation or other non-cash expenses.

(b) The net proceeds of any sale or refinancing of held properties or from any other extraordinary event, such as an insured casualty or a condemnation, shall be distributed in accordance with the provisions of this Article VII.

Section 7.2. Withdrawal. No Partner shall be entitled to make withdrawals from its capital account, except to the extent of distributions made under this Article VII or Article X.

ARTICLE VIII

TRANSFERS OF UNITS

Section 8.1. General Partner. Except as otherwise provided in this Section 8.1, without the express written consent of Limited Partners owning a majority of the Units held by the Limited Partners in the Partnership, the interest of the General Partner in the Partnership shall not be transferable, and any attempted assignment shall be ineffective to transfer such interest. If the General Partner shall dissolve, withdraw, or be adjudicated insolvent, or if any bankruptcy petition shall be filed by or against the General Partner under any Chapter of the Bankruptcy Code, and if the Limited Partners determine to continue the Partnership pursuant to Section 10.1 hereof, the trustee or successor of the General Partner shall become the assignee of the General Partner’s Units in the Partnership in the capacity of a Limited Partner but shall have no rights as a Limited Partner except to receive distributions to which the transferor would be entitled. If, on the occurrence of any of the foregoing events there be no General Partner, the Limited Partners may, by the affirmative vote of the Limited Partners owning a majority of the Units held by the Limited Partners in the Partnership, appoint any person or entity to be General Partner.

Section 8.2. Limited Partners. The Limited Partners shall not have the right to sell or assign their Units in the Partnership and grant the right to become a Substituted Limited Partner in the Partnership to any person, firm, corporation trust or other entity not a Partner of the Partnership, unless: (i) such assignment shall be by instrument in form and substance satisfactory to the General Partner (which instrument shall contain a statement by the assignor of its consent that the assignee be substituted as a Limited Partner and the assignee’s acceptance and adoption of all of the terms and provisions of this Agreement, as the same may have been amended, and shall provide for the payment of all reasonable expenses incurred by the Partnership in connection with such admission, including, but not limited to, the cost of preparing, filing and publishing the necessary amendment to the Certificate of Limited Partnership); and (ii) if deemed necessary or desirable by the General Partner, the Partnership shall have received the opinion of its counsel that such transfer of such Units is in compliance with all federal and state securities laws applicable thereto. Upon receipt of the assignment contemplated by (i) above and the opinion contemplated by (ii) above, if an opinion is requested by the General Partner, the

General Partner shall, within 30 days thereafter either approve such assignment or, in its sole discretion, with or without cause, disapprove such assignment. Should the General Partner disapprove such assignment (and disapproval shall be deemed to have occurred should the General Partner neither approve nor disapprove the assignment within said 30 days), said assignment shall be null and void. Should the General Partner approve the assignment, the assignee shall have no rights as a Limited Partner except to receive distributions to which the assignor would be entitled unless the General Partner shall specifically approve the assignee as a Substitute Limited Partner. Said Substitute Limited Partner shall have the same rights and powers as the assignor Partner, and shall have the right to sell or assign the Substitute Limited Partner’s Units and designate the transferee a Substitute Limited Partner in the Partnership in the same manner and subject to the same conditions.

Section 8.3. Transferees. Units transferred pursuant to Section 8.2 above shall be and remain subject to all of the provisions of this Agreement.

Section 8.4. Absolute Restriction. Notwithstanding any provision of this Agreement to the contrary, the sale or exchange of a Unit in the Partnership will not be permitted if the Unit sought to be sold or exchanged, when added to the total of all other Units sold or exchanged within the period of 12 consecutive months ending with the proposed date of the sale or exchange, results in the termination of the Partnership under Section 708 of the Code, which is determined by the General Partner, in its sole discretion, to have material and adverse effect on the Partnership or any Partner.

Section 8.5. Permitted Transfer. Notwithstanding the provisions of Section 8.2, a Limited Partner may make a Permitted Transfer and may grant to or withhold from the transferee the right to become a Substituted Limited Partner upon compliance with the provisions of

Section 8.2 (i) and (ii). For purposes hereof, the term Permitted Transfer shall mean a transfer by a Limited Partner of all or part of such Limited Partner’s Units (i) to the spouse of the Limited Partner (except pursuant to a Domestic Proceeding), (ii) to a child, grandchild, parent, grandparent, brother or sister of the Limited Partner, (iii) to a trust for the benefit of any transferee named in (i) or (ii) above, or (iv) to a Partner; provided, in no event shall the term apply to a transfer to a minor (except as contemplated in (iii) above or pursuant to the Uniform Transfers to Minors Act) or an incompetent (except as contemplated in (iii) above).

ARTICLE IX

PURCHASE OPTION

Section 9.1. Purchase Option Event. Each of the following events shall constitute a “Purchase Option Event” for purposes of this Agreement:

(i) the death, including the death of the Grantor of a Trust which is a Partner (except if and to the extent such death shall result in a Permitted Transfer by a Partner), declaration of legal incompetence or dissolution and winding-up of the Partner;

(ii) a judicial determination of the insolvency of any Partner;

(iii) any filing of a petition or suit under the bankruptcy laws by or against a Partner that is not dismissed within sixty (60) days;

(iv) any purported voluntary or involuntary transfer of all or any part of a Partner’s interest in a Unit in a manner not expressly permitted by this Agreement;

(v) any material breach of this Agreement by a Partner which is not cured within ten (10) days after the Company delivers written notice of such breach to the Partner;

(vi) any withdrawal by a Partner from the Company other than as may be expressly permitted by this Agreement.

Section 9.2. Purchase Option Notice. Upon the occurrence of a Purchase Option Event, the Partner to whom such event has occurred (the “Selling Partner”), or his or her executor, administrator or other legal representative in the event of death or declaration of legal incompetency, shall give notice of the Purchase Option Event (the “Purchase Option Notice”) to the other Partners within ten (10) days after its occurrence. If the Selling Partner fails to give the Purchase Option Notice, any Partner may give the notice at any time thereafter and by so doing, commence the procedure provided for in this Article IX.

Section 9.3. Partner’s Purchase Option. Upon the occurrence of a Purchase Option Event, each of the Partners, except the Selling Partner and any other Selling Partner who is a Partner, shall have an option to purchase (the “Purchase Option”) all the Selling Partner’s Units or the Selling Partner’s interest therein at Closing on the terms and conditions set forth in this Article IX. This right will be allocated among the Partners who elect to purchase (the “Purchasing Partners,” whether one or more) in the proportion they mutually agree upon, or, in the absence of agreement, in the ratio that each of the Purchasing Partner’s Units bears to the outstanding Units of all Purchasing Partners. The Purchasing Partners must give notice of their election to exercise their Purchase Option to the Selling Partner and all other Partners within thirty (30) days following notice of the Purchase Option Notice.

Section 9.4. Valuation of Selling Partner’s Interest. Unless otherwise agreed in writing by the Purchasing Partner(s) and the Selling Partner within thirty (30) days of the notice of a Purchase Option Notice, the purchase price for the Selling Partner’s Units or interest therein shall be the Fair Market Value of such Units. Fair Market Value shall mean the price at which the Units would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts, including the provisions of this Agreement. The Fair Market Value shall be determined by a single appraisal made by an appraiser agreed upon by the Purchasing Partner(s) and the Selling Partner, which appraisal shall be final. If the parties cannot agree on a single appraiser, the purchase price for the Selling Partner’s Units or interest therein shall be determined by three appraisers, one selected by the Purchasing Partner(s), one selected by the Selling Partner and the third selected by the two appraisers. The value determined by a majority of the appraisers will be final. The costs of appraisal shall be borne equally between the holders of the Purchase Option as a group and the Selling Partner. The purchase price to be paid for the Selling Partner’s Unit(s) or interest therein will be reduced by the amount of any distributions made by the Company to the Selling Partner from the date the Purchase Option event occurred with respect to the Selling Partner to the Closing.

Section 9.5. Closing. The closing (the “Closing”) of the purchase of any Unit or interest therein pursuant to this Article IX shall take place on the earlier of the date agreed upon by the Purchasing Partners and the Selling Partner or ten (10) days after the purchase price has been finally determined. The purchase price will bear interest from the date of the occurrence of the Purchase Option Event until the Closing at the Applicable Federal Rate determined pursuant to § 1274 (d) of the Internal Revenue Code (“Code”) as of the date of the occurrence of the Purchase Option Event. At the Closing, the Selling Partner shall endorse, transfer and deliver the Units to the Purchasing Partner(s) and the purchase price, determined as provided in Section 9.4, shall become payable to such Partner in the manner provided in Section 9.6. In connection with the sale of any interest under this Article IX, unless otherwise agreed by the Purchasing Partner(s) and Selling Partner, the Purchasing Partner(s) will assume the Selling Partner’s allocable portion of Partnership obligations, if any, to the extent related to the transferred interest as well as the Selling Partner’s individual obligations to the extent related to the transferred Unit(s) or interest therein, other than income tax liabilities of the Selling Partner.

Section 9.6. Payment of Purchase Price. The Purchasing Partner(s) shall pay the interest accrued from the date of the Purchase Option Event to the date of Closing in cash, Bank Check or wire transfer to an account designated by the Selling Partner. The Purchasing Partner(s) shall also pay in the same manner an amount equal to 10% of the Purchase Price. The balance of the Purchase Price shall be evidenced by a Promissory Note(s) issued by the Purchasing Partner(s) in favor of the Selling Partner in a principal sum equal to each Purchasing Partner(s) share of the Purchase Price. Each Promissory Note shall bear interest at the Applicable Federal Rate determined under § 1274 (d) of the Code as of the date of Closing. Should a Purchase Option Event contemplated by Section 9.1 (i) result in the issuance of the Promissory Note, then the term of the Promissory Note shall be fifteen (15) years, payable in equal monthly installments of principal and interest commencing the first month after Closing. Should a Purchase Option Event contemplated by Section 9.1 (ii) – (vi) result in the issuance of the Promissory Note, then the term of the Promissory Note shall be twenty-five (25) years, with interest only payable in annual installments for the first five (5) years and the principal payable in twenty (20) years in equal monthly installments of principal and interest commencing the sixty-first month after Closing, secured by the Units purchased without recourse to the Purchasing Partner.

Section 9.7. Effect of Closing on Partner’s Interest. From and after the date of the Closing under this Article IX, such Selling Partner, without further action, shall cease to be a Partner and will have no rights in the Partnership or against the Partnership or any Partner other than the right to receive payment for his or her Units in accordance with this Article IX, regardless of whether the Selling Partner shall have delivered the Units to the Purchasing Partner(s).

Section 9.8. Failure to Exercise Purchase Option. In the event the Purchasing Partner(s), if any, do not exercise their Purchase Options, the Selling Partner or his or her executor, administrator or other legal representative in the event of death or declaration of legal incompetency, may transfer his or her Units, for which the Option was not exercised, to any person; provided however, such Transfer may only be made within nine (9) months after the valuation of the Selling Partner’s interest at a price and terms substantially similar to those available to the Purchasing Partner(s) and, that any transferee of the Selling Partner’s interest as provided herein: (i) shall comply with Section 8.1 or 8.2, as the case may be; (ii) shall not be admitted as a Substituted Partner except as otherwise provided in Section 8.1 or 8.2, as the case may be; (iii) shall be subject to the Purchase Option restrictions imposed under this Article IX; and (iv) shall provide to all Partners a copy of the agreement(s) evidencing such Transfer.

Section 9.9. Damage. The provisions set forth in this Article IX shall not affect any claim for damages the Partnership or the Partners may have against the Selling Partner if such Purchase Option Event is in violation of this Agreement. The Company and the purchasing Partners shall have the right to offset any payments due under this Article by any damages that the Company or the Partners may incur as a result of a Purchase Option Event of a Selling Partner in contravention of this Agreement.

ARTICLE X

TERMINATION OF THE PARTNERSHIP

Section 10.1. Termination. The Partnership shall be dissolved upon the first to occur of: (i) the affirmative vote of the General Partner and of Limited Partners owning a majority of the Units in the Partnership; (ii) the dissolution, withdrawal or adjudication of insolvency of the

General Partner; (iii) the filing by the General Partner of a bankruptcy petition, unless within 90 days after the happening of such an occurrence the Limited Partners determine, by a majority vote of the Units owned by the Limited Partners, to continue the Partnership. The Partnership shall also be dissolved upon the sale, exchange or other disposition of substantially all of the assets of the Partnership, or upon the entry of a decree of judicial dissolution pursuant to Okla. Stat. Ann. tit. 54, § 346. Upon dissolution of the Partnership, the General Partner (or its successor(s)) shall proceed with the winding up of the Partnership, and its assets shall be applied and distributed as provided herein.

Section 10.2. Payment of Debts. Upon liquidation, the assets of the Partnership shall first be applied to the payment of the liabilities of the Partnership (other than any loans or advances that may have been made by the Partners to the Partnership) and the expenses of liquidating the Partnership’s assets and discharging liabilities to creditors in a manner that enables the General Partner (or its successor(s)) to minimize any losses resulting from a liquidation.

Section 10.3. Payment to Partners. The remaining assets shall next be applied to the repayment of any loans made by any Partner to the Partnership, with the most recent loans being repaid first.

Section 10.4. Distribution. The remaining assets shall be distributed proportionately to the Partners in amounts equal to the positive balances in their capital accounts until there shall have been distributed to the Partners assets sufficient to reduce their respective capital accounts to a zero balance.

Section 10.5. Reserve. Notwithstanding the provisions of Sections 10.2, 10.3 and 10.4 above, the General Partner (or its successor(s)) may retain such amounts as the General Partner

(or its successor(s)) reasonably deems necessary as a reserve for any contingent liabilities or obligations of the Partnership, which reserve shall, after the passage of a reasonable period of time, be distributed in accordance with the provisions of this Article X.

Section 10.6. Final Accounting. Each of the Partners shall be furnished with a statement prepared by the Partnerships accountants, which shall set forth the assets and liabilities of the Partnership as of the date of the complete liquidation. Upon the compliance by the General Partner (or its successor(s)) with the foregoing distribution plan, the Limited Partners shall cease to be such, and the General Partner (or its successor(s)), as the sole remaining Partner of the Partnership, shall execute and cause to be filed a Certificate of Cancellation of the Partnership and any and all other documents necessary with respect to termination and cancellation.

ARTICLE XI

AMENDMENTS

Section 11.1. Authority to Amend.

(a) This Agreement may be amended by the General Partner without the approval of the Limited Partners if such amendment is solely for the purpose of clarification and does not change the substance hereof Any amendment made pursuant to this subsection 11.1(a) may be made effective as of the date of this Agreement.

(b) This Agreement may be amended by the General Partner without the approval of the Limited Partners if such amendment is, in the opinion of counsel for the Partnership, necessary or appropriate to satisfy requirements of the Code with respect to partnerships or of any federal or state securities laws or regulations. Any amendment made pursuant to this subsection 11.1(b) may be made effective as of the date of this Agreement.

(c) Notwithstanding any contrary provision of this Agreement, any amendment to this Agreement or other act which would adversely affect the federal income tax treatment to be afforded the Limited Partners, adversely affects the liabilities of the Limited Partners, changes the method of allocation of profit and loss as provided in Section 4.1 above or the distribution provisions of Articles VII and X hereof, or imposes personal liability on the Limited Partners shall require the approval of all the potentially affected Limited Partners.

(d) Except as otherwise specifically provided in this Section 11.1, amendments to this Agreement shall require the approval of the General Partner and a majority vote of the Units owned by the Limited Partners.

Section 11.2. Notice of Amendments. A copy of any amendment to be approved by the Limited Partners pursuant to subsection 11.1(c) or 11.1(d) above shall be mailed in advance to the Limited Partners. The Limited Partners shall be notified as to the substance of any amendment pursuant to subsection 11.1(a) or 11.1(b) above, and upon request shall be furnished a copy thereof.

ARTICLE XII

POWER OF ATTORNEY

Section 12.1. Power. The Limited Partners irrevocably constitute and appoint the General Partner, as their true and lawful attorney in their name, place and stead to make, execute, swear to, acknowledge, deliver and file:

(a) any certificates or other instruments which may be required to be filed by the Partnership under the laws of the State of Oklahoma or of any other state or jurisdiction in which the General Partner shall deem it advisable to file;

(b) any documents, certificates or other instruments, including, but not limited to, any and all amendments and modifications of this Agreement or of the instruments described in subsection 12.1(a) which may be required or deemed desirable by the General Partner to effectuate the provisions of any part of this Agreement, and, by way of extension and not in limitation, to do all such other things as shall be necessary to continue and to carry on the business of the Partnership; and

(c) all documents, certificates or other instruments which may be required to effectuate the dissolution and termination of the Partnership to the extent such dissolution and termination is authorized hereby. The power of attorney granted hereby shall not constitute a waiver of, or be used to avoid, the rights of the Limited Partners to approve certain amendments to this Agreement pursuant to subsections 11.1(c) and 11.1(d) or be used in any other manner inconsistent with the status of the Partnership as a limited partnership or inconsistent with the provisions of this Agreement.

Section 12.2. Survival of Power. It is expressly intended by the Limited Partners that the foregoing power of attorney is coupled with an interest, is irrevocable and shall survive the dissolution or adjudication of insolvency of any or all of the Limited Partners. The foregoing power of attorney shall survive the delivery of an assignment by a Limited Partner of the Limited Partner’s entire interest in the Partnership, except that where the assignee of such entire interest has become a Substitute Limited Partner, then the foregoing power of attorney of the assignor Limited Partner shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any and all instruments necessary to effectuate such substitution.

ARTICLE XIII

NEGOTIATION, MEDIATION AND ARBITRATION

Section 13.1. Disputes Subject to Negotiation, Mediation and Arbitration. In the event of any controversy or claim, whether based on contract, tort, statute, or other legal or equitable theory (including any claim of fraud, misrepresentation, or fraudulent inducement), arising out of or related to this Agreement (the “Dispute”) between and among the Partnership, its Partners, General or Limited, its Officers, Managers, employees, or agents (the “Party” or “Parties”) , the Parties agree that the Dispute shall be resolved by Negotiation, Mediation and Arbitration as follows:

Section 13.2. Negotiation. When a Dispute has arisen and negotiations between the involved Parties have reached an impasse, any Party to the Dispute may commence to resolve the Dispute by giving all Parties a written Notice of Dispute. Such notice shall detail the Dispute and suggest a resolution thereof. Within [10] days after issuance of the notice, any Party may submit to all other Parties a written response. Within twenty (20) days after issuance of the Notice of Dispute all the Parties shall meet at the offices of the Partnership and attempt to resolve the Dispute promptly by negotiation. All reasonable requests for information made by one Party to the other will be honored. Should the Dispute not be resolved to the satisfaction of the Party who first issued the Notice of Dispute within thirty (30) days after issuance of such notice, such Party may, within forty five (45) days after issuance of the Notice of Dispute, issue a Request for Mediation. Such Request for Mediation shall be in writing, shall be given to all Parties and shall detail the Dispute.

Section 13.3. Mediation. Upon receipt of the Request for Mediation, the General Partner shall, within twenty (20) days thereafter appoint a disinterested Mediator to mediate the Dispute. All Parties shall cooperate with the Mediator and meet with and provide the Mediator such information as it shall reasonably request. Should the Dispute not be resolved to the satisfaction of the Party who first issued the Notice of Dispute within ninety (90) days after the issuance of the Notice of Dispute, such Party may, within one hundred twenty (120) days after issuance of the Notice of Dispute, request the Dispute be resolved by Arbitration Such Request for Arbitration shall be in writing, shall be given to all Parties and shall detail the Dispute.

Section 13.4. Arbitration. Any arbitration required hereunder shall be conducted under the provisions of the Uniform Arbitration Act of Oklahoma, Okla. Stat., tit. 15, § 801, et. seq., as amended subject to any modifications or additions of such provisions as hereafter provided. The Parry issuing the Request for Arbitration (the first Party) shall therein specify the name and address of the person the first Party desires to act as Arbitrator. Within fifteen (15) days after the Request for Arbitration is issued, any Party may object to the appointment of the Arbitrator desired by the first Party. Such objection shall be in writing and issued to all Parties. If there is no objection to the appointment of the Arbitrator desired by the first Party, that person shall serve as Arbitrator. If there be an objection to the appointment of such Arbitrator, all the Parties shall attempt to agree, in writing, on an Arbitrator within thirty (30) days after the issuance of the Request for Arbitration. If no such agreement is reached, then the first Parry may thereafter request that an Arbitrator be appointed by the Court as contemplated by Okla. Stat., tit. 15, § 804. Upon appointment of an Arbitrator, arbitration shall proceed as contemplated by the Uniform Arbitration Act of Oklahoma, provided that any notice required to be given pursuant to such Act shall be given to all Parties.

Section 13.5. Confidentiality. Iris the intent of the Parties that any Disputes among them shall remain confidential. Therefore, no Party will disclose the Dispute or any aspect thereof to any person who does not have a need to know thereof, such as attorneys, accountants and others assisting in the resolution of the Dispute.

Section 13.6. Exclusive Procedures. The procedures specified in this paragraph shall be the sole and exclusive procedures for the resolution of Disputes contemplated by this paragraph; provided, however, a Party may file a complaint for statute of limitations or venue reasons, to seek a preliminary injunction or other provisional remedy if such Party, in its sole judgment, it deems such action necessary. Despite such action, the Parties will continue to participate in good faith in the procedures specified in this paragraph.

Section 13.7. Costs. Each party shall pay its own costs of Negotiation, Mediation and Arbitration. Notwithstanding the foregoing, the Partnership shall bear the fees and costs of the Mediator. The Arbitrator may award fees and costs as provided in Okla. Stat., tit. 18, § 810.

Section 13.8. Issues of Arbitrability. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration, All other aspects of the Agreement shall be interpreted in accordance with, and the arbitrator shall apply and be bound to follow, the substantive laws of the State of Oklahoma.

Section 13.9. Limitations on Actions. No party may bring a claim or action, regardless of form, arising out of or related to this Agreement, including any claim of fraud, misrepresentation, or fraudulent inducement, more than one (1) year after the cause of action accrues, unless the injured party could not have reasonably discovered, and did not discover, the basic facts supporting the claim within one year.

Section 13.10. Covered Parties. The duties to mediate and arbitrate shall extend to any Partner, manager, officer, employee, shareholder, principal, partner, agent, trustee in bankruptcy or otherwise, affiliate, subsidiary, third-party beneficiary, or guarantor of a Party making or defending a claim that would otherwise be subject to this Article. Unless the context otherwise requires, references to Party or Parties within this Section shall include the foregoing persons, provided, however, that the specific provisions regarding the allocation of costs in Section 13.7 shall not preclude any rights to indemnification, reimbursement, contribution or other similar benefits held by the foregoing persons.

Section 13.11. Severability. If any part of this Article XIII is held to be unenforceable, it shall be severed and shall not affect either the duties to mediate and arbitrate or any other part of this Article XIII.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Governing Law. The Partnership and this Agreement shall be governed by and construed in accordance with the laws of the state of Oklahoma.

Section 14.2. Agreement for Further Execution. At any time or times, upon the request of the General Partner, each of the Limited Partners agrees to sign and swear to any certificate required by law, to sign and swear to any amendment to or cancellation of such certificate whenever such amendment or cancellation is required by law, to sign and swear to or acknowledge similar certificates or affidavits or certificates of fictitious name or the like (and any amendments or cancellations thereof) required by law, and cause the filing of any of the same for record wherever such filing shall be required by law. This Section 14.2 shall not prejudice or affect the rights of any Limited Partner to approve amendments to this Agreement pursuant to Article XI.

Section 14.3. Entire Agreement. This Agreement contains the entire understanding among the parties and supersedes any prior understandings or agreements among them respecting the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

Section 14.4. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Partnership does business. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

Section 14.5. Notices. Notices to Partners or to the Partnership shall be deemed to have been given when personally delivered or mailed addressed as set forth in this Agreement, or as set forth in any notice of change of address previously given in writing by the addressee to the addressor, in which case such notice shall be addressed to the address set forth in such notice or change of address.

Section 14.6. Tax Election. If the General Partner determines that it is in the best interest of the Partnership, the General Partner may cause the Partnership to elect pursuant to Section 754 of the Code to adjust the basis of the Partnership’s assets for all transfers of Partnership Units.

Section 14.7. Tax Matters Partner. The General Partner shall be the Tax Matters Partner for the Partnership for purposes of dealing with the Internal Revenue Service on procedural matters relating to the Partnership as contemplated by Sections 622l-6233 of the Code and the Regulations promulgated thereunder, including the giving and receiving of notices with respect to administrative proceedings or adjustments by the Internal Revenue Service with respect to the Partnership or the reporting of any Partnership item.

Section 14.8. Titles and Captions. All titles and captions herein are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

Section 14.9. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

GENERAL PARTNER:

J. M. Graves, L.L.C.

By:	/s/ John M. Graves
President , Manager

LIMITED PARTNER(S):

By:	/s/ John M. Graves
John M. Graves, Trustee

By:	/s/ E. Ann Graves
E. Ann Graves, Trustee

By:	/s/ Paul Korte
Paul Korte, Trustee

EXHIBIT “A”

CAPITAL CONTRIBUTIONS OF PARTNERS

Partner	Description of Contribution	Value of Contribution	Capital	Units
General Partner:
J. M. Graves, L.L.C.	Cash	$90,0000.00	$90,000.00	90,000
Address for Notice:
2455 East 51st Tulsa, Oklahoma 74105
Limited Partner(s):
Revocable Inter Vivos Trust of John Milton Graves, u/a 06/11/04	Oil & Gas Properties	Per appraisals	$27,742,000.00	27,742,000
Address for Notice:
2455 East 51st Tulsa, Oklahoma 74105

EXHIBIT “B”

TAX ALLOCATIONS: SECTION 704(c)

Section 1. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any Contributed Property (as defined in Exhibit “C”) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Agreed Value (as defined in Exhibit “C”).

Section 2. In the event the Agreed Value of any Partnership asset is adjusted as described in Section 3 or 4 of Exhibit “C,” subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Agreed Value in the same manner as under Section 704(c) of the Code and the regulations thereunder.

Section 3. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Exhibit “B” are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s capital account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

EXHIBIT “C”

CAPITAL ACCOUNT ACCOUNTING PRINCIPLES

Section 1. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ capital accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided, however, that:

(a) Any deductions for depreciation, cost recovery or amortization (other than depletion under Section 611 of the Code) attributable to a Contributed Property (as defined below) shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership was equal to the Agreed Value (as defined below) of such property. Upon an adjustment to the Carrying Value (as defined below) of any Partnership property subject to depletion under Section 611 of the Code, and further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property was equal to the Carrying Value of such property immediately following such adjustment.

(b) Any income, gain or loss attributable to the taxable disposition of any property (including any property subject to depletion under Section 611 of the Code) shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition was equal in amount to the Partnership’s Carrying Value with respect to such property as of such a date.

(c) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 4.1 of the Partnership Agreement. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(d) The computation of all items of income, gain, loss and deduction shall be made by the Partnership and, as to those items described in Section 705(a)(1)(b) or Section 705(a)(2)(b) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for federal income tax purposes.

Section 2. A transferee of a Partnership Unit shall succeed to the capital account relating to the Partnership Unit transferred; provided, however, that if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including the transferee of a Partnership Unit) and recontributed by such Partners and transferees in reconstitution of the Partnership. The capital accounts of such reconstituted Partnership shall be maintained in accordance with the principles set forth herein.

Section 3. Upon an issuance of additional Partnership Units for cash or Contributed Property, the capital accounts of all Partners (and the Carrying Values of all Partnership

properties) shall, immediately prior to such issuance, be adjusted (consistent with the provisions hereof) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Partnership property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of such property at the fair market value thereof, immediately prior to such issuance, and had been allocated to the Partners, at such time, pursuant to Section 4.1 of the Partnership Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Partnership properties shall be determined by the General Partner, using such reasonable methods of valuation as it may adopt.

Section 4. Immediately prior to the distribution of any Partnership property in liquidation of the Partnership pursuant to Article X, the capital accounts of all Partners (and the Carrying Values of all Partnership properties) shall, immediately prior to the distribution of any Partnership property in liquidation of the Partnership pursuant to Article X, the capital accounts of all Partners (and the carrying Values of’ all Partnership properties) shall, immediately prior to any such distribution, be adjusted (consistent with the provisions hereof and Section 704 of the Code) upward or downward to reflect any unrealized gain or unrealized loss attributable to each Partnership property (as if such unrealized gain or unrealized loss had been recognized upon an actual sale of each such Property, immediately prior to such distribution, and had been allocated to the Partners, at such time, pursuant to Section 4.1 of the Partnership Agreement). In determining such unrealized gain or unrealized loss attributable to the properties, the fair market value of Partnership properties shall be determined by the General Partner using such reasonable methods of valuation as it may adopt.

Section 5. For the purposes of this Exhibit, the following terms shall have the meanings indicated unless the context clearly indicates otherwise:

Agreed Value means the fair market value of Contributed Properties as agreed to by the contributing Partner and the Partnership, using such reasonable method of valuation as they may adopt.

Carrying Values means: (a) with respect to Contributed Property, the Agreed Value of such property, reduced (but not below zero) by all amortization, depreciation and cost recovery deductions charged to the Partner’s capital accounts with respect to such property, as well as any other charges for sales, retirements and other dispositions of assets included in a Contributed Property, as of the time of determination; and (b) with respect to any other property, the adjusted basis of such property for federal income tax purposes as of the time of determination. The Carrying Value of any property shall be adjusted in accordance with the principles set forth herein.

Contributed Properly means each Partner’s interest in property or other consideration (excluding services and cash) contributed to the Partnership by such Partner.

For purposes of this Exhibit, all other capitalized terms shall have the same meaning herein as is ascribed to them in the Partnership Agreement.

THE PARTNER INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR ANY APPLICABLE STATE SECURITIES ACTS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE CONDITIONS OF ARTICLE 10 OF THE AGREEMENT ARE SATISFIED

NEW PARTNER’S SIGNATURE PAGE ATTACHED TO AND MADE A PART OF

THE LIMITED PARTNERSHIP AGREEMENT OF JMG OIL & GAS, L.P.

EFFECTIVE NOVEMBER 1, 2006

The undersigned hereby acknowledges receipt of a copy of the Agreement for JMG Oil & Gas, L.P. dated January 28, 2005 (the “Agreement”) and agrees and consents to all the terms and provisions thereof.

Dated this 2nd day of November, 2006.

GENERAL PARTNER Chaparral Energy, L.L.C. an Oklahoma limited liability company

By:	/s/ Mark A. Fischer
Mark A. Fischer, Manager

THE PARTNER INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED OR ANY APPLICABLE STATE SECURITIES ACTS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE CONDITIONS OF ARTICLE 10 OF THE AGREEMENT ARE SATISFIED

NEW PARTNER’S SIGNATURE PAGE ATTACHED TO AND MADE A PART OF

THE LIMITED PARTNERSHIP AGREEMENT OF JMG OIL & GAS, L.P.

EFFECTIVE NOVEMBER 1, 2006

The undersigned hereby acknowledges receipt of a copy of the Agreement for JMG Oil & Gas, L.P. dated January 28, 2005 (the “Agreement”) and agrees and consents to all the terms and provisions thereof.

Dated this 1st day of November, 2006.

LIMITED PARTNER CEI Acquisition, L.L.C. a Delaware limited liability company

By:	/s/ Mark A. Fischer
Mark A. Fischer, Manager

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